CONFIRMING STATEMENT
This statement confirms that the undersigned, John T. McNabb, II, has authorized and designated each of Dennis G. Berryhill, Kathy E. Alexander, and William L.
Pardue, signing singly, to execute and file on the undersigned's behalf all
Forms 3, 4 and 5 (including any amendments thereto) that the undersigned may be required to file with the U.S. Securities and Exchange Commission as a result of the undersigned's ownership of or transactions in securities of Willbros Group,
Inc. (the "Company").  The authority of Dennis G. Berryhill, Kathy E. Alexander, and William L. Pardue under this Statement shall continue until the undersigned is no longer required to file Forms 3, 4 and 5 with regard to the undersigned's ownership of or transactions in securities of the Company, unless earlier revoked in writing. The undersigned acknowledges that Dennis G. Berryhill,
Kathy E. Alexander, and William L. Pardue are not assuming any of the undersigned's responsibilities to comply with Section 16 of the Securities
Exchange Act of 1934, as amended.
Date: August 3, 2006  /s/ John T. McNabb, II